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EXHIBIT A

Text of Press Release

AVI Contacts:
AVI BioPharma Inc.
Denis R. Burger, Ph.D., CEO
Alan P. Timmins, President and COO
(503) 227-0554

Investor Contacts:
Lippert/Heilshorn & Associates Inc.
Bruce Voss (bvoss@lhai.com)
Jody Cain (jcain@lhai.com)
(310) 691-7100

Press Contacts:
Waggener Edstrom Bioscience
Colleen Beauregard (colleenb@wagged.com)
Andrew Fowler (andrewf@wagged.com)
(503) 443-7000

For Release 6 a.m. PST
March 5, 2002

AVI BioPharma to Extend Expiration Dates of AVIIW and AVIIZ Warrants

        PORTLAND, Ore.—March 5, 2002—AVI BioPharma Inc. (Nasdaq: AVII, AVIIW, AVIIZ) today announced that the company will extend, by three months each, the expiration dates of its warrants trading under the symbols AVIIW and AVIIZ. With the extension, AVIIW warrants will now expire on Sept. 3, 2002, and AVIIZ warrants will expire on Aug. 15, 2003.

        "The tragic global events of Sept. 11, 2001, removed about three months of equilibrium from the marketplace," said Denis R. Burger, Ph.D., AVI's chief executive officer. "AVI's directors agreed that this extension of time was appropriate and necessary in the interest of fairness to both our warrant holders and our shareholders."

        The AVIIW warrants originated in the company's initial public offering in 1997, and the AVIIZ warrants were part of the consideration in the company's purchase of ImmunoTherapy Corp. in 1998. The exercise price for each of the warrants remains unchanged at $13.50 per warrant for one share of common stock.

About AVI BioPharma

        AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using two technology platforms: NeuGene® antisense drugs and cancer immunotherapy. Its lead cancer agent, AVICINE®, a therapeutic cancer vaccine, has completed three Phase II trials in colorectal and pancreatic cancer and is in a Phase III pivotal trial in colorectal cancer. The first application of its NeuGene compounds, Resten-NG™, is designed to treat cancer, cardiovascular restenosis and other cell proliferation disorders by inhibiting the production of a cellular transcription factor, the oncogene c-myc. It is currently in Phase II trials for restenosis and in Phase I/II trials for cancer and polycystic kidney disease. More information about AVI is available on the Company's Web site at http://www.avibio.com/.

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        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the Companies' Securities and Exchange Commission filings.

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EXHIBIT A Text of Press Release